EXHIBIT 99.2


ALCOA AND REYNOLDS AGREE TO MERGE


	PITTSBURGH, and RICHMOND, August 19, 1999 - Alcoa Inc. (NYSE: AA) and Reynolds Metals Company (NYSE: RLM) today announced they have reached a definitive merger agreement under which Alcoa will acquire all outstanding shares of Reynolds in a tax free stock-for-stock transaction.

	Reynolds shareholders will receive 1.06 shares of Alcoa common stock for each share of Reynolds common stock. Based on the August 18, 1999 closing price of Alcoa common stock, the equity value of the transaction is approximately $4.4 billion.

	The combined company will have about 120,000 employees. It will operate in over 300 locations in 36 countries. Based on annualized first-half 1999 results, Alcoa and Reynolds together have $20.5 billion in revenues. Alcoa expects that the transaction will be accretive to Alcoa's earnings per share in the first year following completion of the transaction. The parties are hopeful that the transaction will close by year end.

	"We are pleased to have reached a negotiated agreement with Reynolds that is consistent with the goals we established when we announced this strategic initiative just over a week ago," said Alain J. P. Belda, Alcoa president and chief executive officer. "There is an obvious complementary fit between our companies that will create benefits for our shareholders, customers and employees. The new company will be better positioned to address the ongoing globalization of the metals industry and the new competitive landscape this is creating. It will permit the greater efficiencies and cost reductions required by an environment that has seen the lowest prices in many years for our commodity products.

	"As we move to combine the two companies," Mr. Belda continued, "we will seek to integrate Reynolds employees harmoniously and expeditiously into the Alcoa family and preserve the Reynolds brand name."

	Jeremiah J. Sheehan, chairman and chief executive officer of Reynolds, said, "I am pleased that we were able to achieve such a favorable result for our shareholders in such a short period of time. Reynolds share-holders will receive an attractive price for their shares and still have the opportunity to participate in the upside potential of the combined company. Our employees will benefit from being part of a company with the size and resources that are increasingly important to compete in our consolidating industry. And with increased research and development and new product offerings, the combined company will be positioned to exceed customer expectations into the 21st century. We look forward to working with the Alcoa team to ensure a smooth transition."

	Alcoa stated that it expects to achieve cost and efficiency savings of approximately $200 million (pre-tax) by the end of the second year after closing. It also said the projected cost synergies, approximately half of which are expected to be achieved in the first year after closing, will be in addition to Alcoa's ongoing $1.1 billion (pre-tax) cost-reduction program.

	The Boards of Directors of both Alcoa and Reynolds approved the proposed merger, which is subject to customary conditions, including Reynolds stockholder approval and antitrust clearances.

	Alcoa stated that it expects to file its pre-merger notification under the Hart-Scott-Rodino Antitrust Improvements Act in the next several days and would make every appropriate resource available to assist the reviewing agency with its task of reviewing the transaction. Alcoa said that it would also be making the requisite competition notification filings with other appropriate international governmental authorities.

	In light of the agreement, Alcoa withdrew its previously announced cash tender offer for all outstanding Reynolds shares and the related consent solicitation.

	Alcoa is the world's leading producer of primary aluminum, fabri-cated aluminum and alumina. It is active in all major segments of the industry: mining, refining, smelting, fabricating and recycling. Alcoa has 215 operating locations in 31 countries. Revenues for all of 1998 were $15.3 billion with record shipments of 3.95 million metric tons of aluminum.

	Reynolds Metals Company is a fully integrated, global manufacturer, distributor and marketer of value-added aluminum products. Reynolds is the third-largest aluminum company in the world, with approximately 18,000 employees at more than 100 locations in 24 countries. Reynolds serves customers in the alumina and primary aluminum, packaging and consumer products, commercial construction, distribution and transportation markets. Revenues in 1998 were $5.9 billion.